Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement of Pacific Premier Bancorp, Inc. on Form S-3 of our report dated March 26, 2009 relating to the consolidated financial statements of Pacific Premier Bancorp, Inc. and subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the year ending December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
May 4, 2009